EXHIBIT 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made by and between EXPRESSJET AIRLINES, INC., a Delaware corporation (“Company”), and JAMES E NIDES (“Employee”).

W I T N E S S E T H:

            WHEREAS, Company, Continental Airlines, Inc. and Employee are parties to that certain Employment Agreement dated as of April 17, 2002 (the “Existing Agreement”); and

            WHEREAS, Company and Employee now desire to enter into this Agreement to replace and supersede the Existing Agreement in its entirety effective as of the date hereof (the “Effective Date”), except for provisions relevant to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which provisions shall be effective as of January 1, 2005;

            NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Employee agree as follows:

ARTICLE I:  EMPLOYMENT AND DUTIES

            1.1       Employment; Effective Date.  Beginning as of the Effective Date, Company agrees to employ Employee and Employee agrees to be employed by Company, at will of both Company and Employee, subject to the terms and conditions of this Agreement.

            1.2       Position.  Beginning as of the Effective Date, Employee shall initially be employed in the position of Company’s Vice President – Flight Operations.  Company may subsequently assign Employee to a different position or modify Employee’s duties and responsibilities.  Moreover, Company may assign this Agreement and Employee’s employment to any subsidiary or affiliate of Company.

            1.3       Duties and Services.  Employee agrees to serve in the position assigned pursuant to paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such position as determined by Company, as well as such additional duties and services which Employee from time to time may be reasonably directed to perform by Company.

ARTICLE II:  AT-WILL EMPLOYMENT RELATIONSHIP

            2.1       Employment At-Will.  The employment relationship between Employee and Company is at-will.  Each of Employee and Company shall have the right to terminate the employment relationship at any time and for any reason whatsoever, with or without cause, and without any liability or obligation except as may be expressly provided in this Agreement.

            2.2       Notice of Termination.  If Company or Employee desires to terminate Employee’s employment hereunder, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Employee’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

            2.3       Company’s Right to Terminate.  Company, acting pursuant to an express resolution of the Board of Directors of Company (the “Board of Directors”), shall have the right to terminate Employee’s employment under this Agreement at any time for any of the following reasons:

                        (i)         upon Employee’s death;

                        (ii)        upon Employee’s becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the material duties and services required of him hereunder on a full-time basis during such period;

                        (iii)       for cause, which for purposes of this Agreement shall mean Employee’s gross negligence or willful misconduct in the performance of, or Employee’s abuse of alcohol or drugs rendering him unable to perform, the material duties and services required of him pursuant to this Agreement;

                        (iv)       for Employee’s material breach of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following receipt by Employee of written notice by Company of such breach; or

                        (v)        for any other reason whatsoever, in the sole discretion of the Board of Directors.

            2.4       Employee’s Right to Terminate.  Employee shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

                        (i)         the assignment to Employee of duties materially inconsistent with the duties associated with the position described in paragraph 1.2 as such duties are constituted as of the Effective Date;

                        (ii)        a material diminution in nature or scope of Employee’s authority, responsibilities, or title from those applicable to him as of the Effective Date;

                        (iii)       the occurrence of material acts or conduct on the part of Company or ExpressJet Holdings, Inc. (“Holdings”) or their respective officers or representatives which prevent Employee from performing his duties and responsibilities pursuant to this Agreement;

                        (iv)       Company or Holdings requiring Employee to be permanently based anywhere outside a major urban center in Texas;

                        (v)        the taking of any action by Company or Holdings that would materially adversely affect the corporate amenities enjoyed by Employee on the Effective Date;

                        (vi)       a material breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following receipt by Company of written notice of such breach by Employee; or

                        (vii)      for any other reason whatsoever, in the sole discretion of Employee.

ARTICLE III:  COMPENSATION AND BENEFITS

            3.1       Base Salary.  During the period of this Agreement, Employee shall receive a minimum annual base salary equal to the greater of (i) $200,000.00 or (ii) such amount as Company and Employee mutually may agree upon from time to time.  Employee’s annual base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to employees but no less frequently than semimonthly.

            3.2       Bonus Programs.  Employee shall participate in each cash bonus program maintained by Company on and after the Effective Date (including without limitation any such program maintained for the year during which the Effective Date occurs) at a level which is not less than the participation level made available to similarly situated employees of the Company.

            3.3       Other Company Benefits.  During his employment hereunder, Employee and, to the extent applicable, Employee’s family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated employees of Company.  Such benefits, plans and programs may include, without limitation, profit sharing plan, thrift plan, annual physical examinations, health insurance or health care plan, life insurance, disability insurance, pension plan, pass privileges on Company flights, flight privileges and the like.  Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to similarly situated employees generally; provided, however, that Company shall not change, amend or discontinue Employee’s Flight Privileges (as defined below) without his prior written consent.

ARTICLE IV:  EFFECT OF TERMINATION

            4.1       Effect on Compensation.  Upon termination of the employment relationship by either Employee or Company, regardless of the reason therefor, all compensation and all benefits to Employee hereunder shall terminate contemporaneously with termination of his employment, except that (A) if such termination shall constitute an Involuntary Termination prior to a Change in Control or after the date that is eighteen months after a Change in Control (as such term is defined in paragraph 4.4), then, subject to the provisions of paragraphs 4.2 and 4.3, (i) Company shall provide Employee with Flight Privileges (as such term is defined in paragraph 4.4) for the remainder of Employee’s lifetime, (ii) Company shall provide Employee and his eligible dependents with Continuation Coverage (as such term is defined in paragraph 4.4) for the Severance Period (as such term is defined in paragraph 4.4), (iii)  Company shall pay Employee the Monthly Severance Amount (as such term is defined in paragraph 4.4) each month during the Severance Period, (iv) Company may, in the sole discretion of the Board of Directors or the Human Resources Committee of the Board of Directors pay Employee a pro rata target bonus as soon as administratively practicable after the decision to pay the pro rata target bonus is made but in no event later than two and one half months after the end of the calendar year in which the decision is made, and (v) Company shall provide Employee with Outplacement Services (as such term is defined in paragraph 4.4), or (B) if such termination is a result of Employee’s retirement under Company’s retirement policy or program generally applicable to similarly situated employees of Company, then Company shall, subject to the provisions of paragraph 4.3, provide Employee with Flight Privileges for the remainder of Employee’s lifetime, or (C) if such termination shall constitute an Involuntary Termination or a termination by Employee of Employee’s employment with Company for any reason encompassed by paragraph 2.4 and such termination occurs within eighteen months after a Change in Control, then, subject to the provisions of paragraphs 4.2 and 4.3, (1) Company shall provide Employee with Flight Privileges for the remainder of Employee’s lifetime, (2) Company shall provide Employee and his eligible dependents with Continuation Coverage (as such term is defined in paragraph 4.4) for the Severance Period (as such term is defined in paragraph 4.4), (3) Company shall pay Employee on the effective date of such termination a lump-sum cash payment in an amount equal to the sum of (A) a pro rata bonus payment (notwithstanding any contrary provision in Company’s cash bonus program) equal to the amount of Employee’s annual base salary pursuant to paragraph 3.1 at the rate in effect immediately prior to Employee’s termination of employment, multiplied by the target rate under Company’s cash bonus program at the rate in effect for the year of termination, and further multiplied by a fraction, the numerator of which is the number of days which have elapsed in the calendar year during which the date of termination falls, and the denominator of which is three hundred sixty-five (365), plus (B) two times the Employee’s base salary pursuant to paragraph 3.1 at the rate in effect immediately prior to Employee’s termination of employment, plus (C) two times the amount of Employee’s annual base salary pursuant to paragraph 3.1 at the rate in effect immediately prior to Employee’s termination of employment, multiplied by the target rate under Company’s cash bonus program in effect for the year of termination, and (4) Company shall provide Employee with Outplacement Services (as such term is defined in paragraph 4.4).  Notwithstanding anything contained herein, if Employee’s employment with Company is terminated by reason of an Involuntary Termination and a Change in Control occurs within six months following such Involuntary Termination, Employee shall, in lieu of the payments and benefits described in paragraph 4.1(A) above, be entitled to the payments and additional benefits described in this paragraph 4.1(C) with such additional payments and increased benefits to be delivered as if such Involuntary Termination had occurred on the same date as, and immediately following, the Change in Control.  No remuneration or wages earned by Employee during or with respect to the Severance Period (whether earned as an employee, independent contractor, sole proprietor, joint venturer, or otherwise) shall reduce Company’s obligation to pay the Monthly Severance Amount each month during the Severance Period.  Company may set off any amounts owed by Employee to Company or any of its affiliates against any obligation to pay the Monthly Severance Amount.

            4.2       Liquidated Damages.  In light of the difficulties in estimating the damages to Employee in the event Employee’s employment is subject to an Involuntary Termination, Company and Employee hereby agree (for themselves and for the express and directly enforceable benefit of Company’s affiliates) that the payments and benefits, if any, to be received by Employee pursuant to paragraph 4.1 shall be received by Employee as liquidated damages.  Payment of the compensation and benefits to Employee pursuant to paragraph 4.1 shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans and policies maintained by Company or its affiliates.

            4.3       Certain Post-Termination Obligations.  As part of the consideration for the compensation to be paid under this Agreement, to protect the trade secrets and confidential information of Company and its affiliates that have been and will in the future be disclosed or entrusted to Employee, the business opportunities of Company and its affiliates that have been and will in the future be disclosed or entrusted to Employee, the relationships with customers of Company and its affiliates that have been and will in the future be developed in Employee, the special training and knowledge relevant to Employee’s employment responsibilities and duties, or the business goodwill of Company and its affiliates that has been and will in the future be developed in Employee, and as an additional incentive for Company to enter into this Agreement, Company and Employee agree to the post-termination obligations set forth in this Agreement.  All payments and benefits to Employee hereunder shall be subject to Employee’s compliance with the following provisions for two full years after the termination of Employee’s employment hereunder:

                        (i)         Employee shall, upon reasonable notice, furnish such information and proper assistance to Company and its affiliates as may reasonably be required in connection with any litigation in which it or any of its affiliates is, or may become, a party;

                        (ii)        Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Company or any of its affiliates are conducting any business or have during the previous 12 months conducted such business:

                                    (a)        engage in any Competitive Business (as defined below);

                                    (b)        render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any Competitive Business with respect to such Competitive Business; or

                                    (c)        induce any employee of Company or any affiliate of Company to terminate his or her employment with Company or such affiliate, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company;

                        (iii)       any public statements made by Employee concerning Company or its affiliates, or their officers, directors, or employees shall be submitted in writing for prior approval by Company’s public relations and legal departments, and Employee shall not make any such public statements which are not so approved; and

                        (iv)       upon termination of employment, Employee shall (a) promptly return to Company all property (including all keys, passes, credit cards, documents, memoranda and computer hardware and software) of Company or any of its affiliates then in his possession or control, and (b) in the same manner as if he were still employed by Company, hold in confidence, and not disclose to any person, all business plans, trade secrets, and confidential or proprietary information of Company or any of its affiliates, and shall not use any such plans, secrets or information in a manner which is detrimental to Company or its affiliates.

            For purposes of this paragraph 4.3, the term “Competitive Business” shall mean the business of owning, acquiring, establishing, operating, and maintaining a regional airline in the United States.  Notwithstanding the foregoing, the noncompetition obligations set forth in this paragraph shall not be considered violated if Employee becomes an employee, officer, consultant, advisor, or member of the board of directors of a major, mainline airline; provided however, that, if such airline also engages in a Competitive Business, then this exception shall apply only if Employee’s primary duties, and the principal portion of Employee’s working time, are related to the business of such airline other than the Competitive Business.

            If Employee fails to comply with the above obligations, Company may cease making any and all payments hereunder, and Company and Company’s affiliates may cease extending benefits to Employee and may recover by appropriate action instituted in any court of competent jurisdiction any severance payments theretofore paid to Employee.  Employee agrees that the obligations of Employee contained in this paragraph 4.3 are in addition to any rights Company or Company’s affiliates may have in law or at equity, and that it is not possible to measure in money the damages which may be suffered by Company or Company’s affiliates if Employee breaches any of the provisions of this paragraph 4.3.  Therefore, if Employee breaches any of the provisions of this paragraph 4.3, each of Company and Company’s affiliates shall be entitled to an injunction restraining Employee from violating such provisions.  If Company or any affiliate of Company shall institute any action or proceeding to enforce any such obligations, Employee hereby irrevocably waives the claim or defense that Company or an affiliate of Company has an adequate remedy at law and agrees not to assert in any such action or proceeding such claim or defense.  The foregoing shall not prejudice Company’s (or any of its affiliates’) right to require Employee to account for and pay over to Company or a Company affiliate, and Employee agrees to account for and pay over, the compensation, profits, monies, accruals and other benefits derived or received by Employee as a result of any transaction or occurrence constituting a breach of this paragraph 4.3.  The duration of the obligations of Employee under this paragraph 4.3 shall be extended by and for the term of any period during which Employee is in breach of this paragraph 4.3.

            Company and Employee agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this paragraph 4.3 would cause irreparable injury to Company.  Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses anywhere in the United States during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.  Further, Employee acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living.  Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, Company and Employee intend to make this provision enforceable under the law or laws of all applicable states so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.  Such modification shall not affect the payments made to Employee under this Agreement.

            4.4       Certain Definitions and Additional Terms.  As used herein, the following capitalized terms shall have the meanings assigned below:

                        (i)         “Change in Control” shall have the meaning assigned to such term in Holdings’ 2002 Stock Incentive Plan as in effect on the Effective Date; provided, however, that in any circumstance in which the foregoing definition would be operative and with respect to which the income tax under Section 409A of the Code would apply or be imposed, but where such tax would not apply or be imposed if the meaning of the term “Change in Control” met the requirements of Section 409A(a)(2)(A(v) of the Code, then the term “Change in Control” herein shall mean, but only for the transaction so affected, a “change in control event” within the meaning of Treas. Reg. §1.409A–3(i)(5);

                        (ii)        “Continuation Coverage” shall mean the continued coverage of Employee and his eligible dependents under the welfare benefit plans available to similarly situated employees of Company who have not terminated employment (or the provision of equivalent benefits), including, without limitation, medical, health, dental, life insurance, disability, vision care, accidental death and dismemberment, and prescription drug, at no greater cost to Employee than that applicable to a similarly situated Company employee who has not terminated employment; provided, however, that (1) subject to clause (2) below, the coverage under a particular welfare benefit plan (or the receipt of equivalent benefits) shall terminate upon Employee’s receipt of comparable benefits from a subsequent employer and (2) if Employee (and/or his eligible dependents) would have been entitled to retiree coverage under a particular welfare benefit plan had he voluntarily retired on the date of the termination of his employment, then such coverage shall be continued as provided in such plan upon the expiration of the Severance Period.  Such Continuation Coverage to Employee shall be provided as described above to the extent that the Continuation Coverage shall not result in taxable income to Employee or, if the provision of such Continuation Coverage is taxable to Employee, then such Continuation Coverage shall be provided by Employee paying the cost of continued coverage to Company and Company reimbursing the Employee the amount of the cost of continued coverage within 30 days thereafter, but in no event later than on or before the last day of the year following the year in which the expense was incurred.  Such reimbursement shall be administered consistently with the following additional requirements as set forth in Treas. Reg. 1.409A-(3)(i)(1)(iv):  (1) Employee's eligibility for benefits in one year will not affect Employee's eligibility for benefits in any other year and (2) Employee's right to benefits is not subject to liquidation or exchange for another benefit.  To the extent necessary to comply with Section 409A of the Code, in the event the Employee is a "specified employee" (as defined in Treas. Reg. 1.409A-1(i)) such reimbursement shall commence on the first day of the seventh month following the Employee's "separation from service" (as defined in Section 409A(a)(2)(A)(i) and applicable administrative guidance issued thereunder.  Notwithstanding any provision in this Article IV to the contrary, to the extent permitted by applicable law, Employee’s entitlement to any benefit continuation pursuant to Section 601 et. seq. of the Employee Retirement Income Security Act of 1974, as amended, shall commence at the end of the period of, and shall not be reduced by the provision of, any applicable Continuation Coverage;

                        (iii)       “Flight Privileges” shall mean flight privileges on each airline operated by Company or any of its affiliates or any successor or successors thereto (the “System”), consisting of space available flight passes for Employee and Employee’s eligible family members (as such eligibility was in effect on November 1, 2007), a Universal Air Travel Plan (UATP) card (or, in the event of discontinuance of the UATP program, a similar charge card permitting the purchase of air travel through direct billing to Company, Holdings, or any successor or successors thereto (a “Similar Card”)) in Employee’s name for charging on an annual basis up to the applicable Annual Travel Limit (as hereinafter defined) with respect to such year in value (valued identically to the calculation of imputed income resulting from such flight privileges described below) of flights (in any fare class) on the System for Employee, Employee’s spouse, Employee’s family and significant others as determined by Employee, and payment by Company to Employee (while an officer of Company) of an annual amount (not to exceed in any year the Annual Gross Up Limit (as hereinafter defined) with respect to such year) sufficient to pay, on an after tax basis (i.e., after the payment by Employee of all taxes on such amount), the U.S. federal, state and local income taxes on imputed income resulting from such flights (such imputed income to be calculated during the term of such Flight Privileges at the lowest published or unpublished fare (i.e., 21 day advance purchase coach fare, lowest negotiated consolidator net fare, or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law) or resulting from any other flight privileges extended to Employee as a result of Employee’s service as an employee of Company;

                        (iv)       “Involuntary Termination” shall mean any termination by Company of Employee’s employment with Company for any reason other than those reasons encompassed by paragraphs 2.3(i), (ii), (iii) or (iv);

                        (v)        “Monthly Severance Amount” shall mean an amount equal to one-twelfth of Employee’s annual base salary pursuant to paragraph 3.1 in effect immediately prior to the termination of Employee’s employment;

                        (vi)       “Outplacement Services” shall mean outplacement services whereby the Company receives a substantial business benefit by promoting a positive corporate image and maintaining corporate morale, at Company’s cost and for a period of twelve months beginning on the date of Employee’s termination of employment, to be rendered by an agency selected by Employee and approved by the Board of Directors or the Human Resources Committee of the Board (with such approval not to be unreasonably withheld); and

                        (vii)      “Severance Period” shall mean the period commencing on the date of Employee’s termination of employment and continuing for twenty-four months.

            As used for purposes of Flight Privileges, with respect to any year, “Annual Travel Limit” shall mean an amount (initially $22,618) (on a calendar-year basis and effective January 1 of each year), to Employee (such amount to be the same as that granted annually to officers of Company who are vice presidents of Company, but no less than the amount granted with respect to Employee for the flight benefits program year 2008; provided that, if Flight Privileges are provided to Employee pursuant to this Agreement after Employee’s termination of employment, then each annual grant for a calendar year beginning after such termination of employment shall, subject to the remaining provisions of this subparagraph, be in an amount equal to the amount of the annual grant Executive received for the year in which such termination of employment occurred), which amount shall be adjusted automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by Company as of November 1, 2007), so as to preserve the benefit of $22,618 annually of flights relative to the valuations resulting from the valuation methodology used by Company as of November 1, 2007 (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the valuation methodology used by Company as of November 1, 2007, then the Annual Travel Limit would be increased by 15% to $26,011).  In determining any adjustment, Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation will be provided to Employee upon request.  Company will promptly notify Employee in writing of any adjustments to the Annual Travel Limit described in this paragraph.  Any portion of the Annual Travel Limit that remains unused at the end of the calendar year for which it was awarded shall expire and be of no further use or value.

            As used for purposes of Flight Privileges, with respect to any year, the term “Annual Gross Up Limit” shall mean an amount (initially $12,179) granted annually (on a calendar-year basis and effective January 1 of each year), to Employee (such amount to be the same as that granted annually to officers of Company who are vice presidents of Company, but no less than the amount granted with respect to Executive for the flight benefits program year 2008), which amount shall be adjusted automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by Company as of November 1, 2007), so as to preserve the benefit of  $12,179 annually of tax gross up relative to the valuations resulting from the valuation methodology used by Company as of November 1, 2007 (e.g., if a change in the valuation methodology results, on average, in flights being valued 15% higher than the valuation that would result using the valuation methodology used by Company as of November 1, 2007, then the Annual Gross Up Limit would be increased by 15% to $14,006).  In determining any adjustment, Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation will be provided to Employee upon request.  Company will promptly notify Employee in writing of any adjustments to the Annual Gross Up Limit described in this paragraph.  Subject to the Annual Gross Up Limit, the amount of the annual gross up to be paid to Employee shall be paid no later than January 31 of the calendar year following the calendar year for which it was awarded.  Any portion of the Annual Gross Up Limit that remains unused at the end of the calendar year for which it was awarded shall expire and be of no further use or value.

            As used for purposes of tax reporting of Flight Privileges, a year may consist of twelve consecutive months other than a calendar year, it being Company’s practice as of November 1, 2007 for purposes of Flight Privileges for a year to commence on December 1 and end on the following November 30 (for example, the twelve-month period from December 1, 2007 to November 30, 2008 is considered the year 2008 for purposes of Flight Privileges).

            As used for purposes of Flight Privileges, the term “affiliates” when used with respect to Company, means any entity controlled by, controlling, or under common control with Company.  For these purposes control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock or other voting interests of such entity.

            No tickets issued on the System in connection with the Flight Privileges may be purchased other than directly from Company, Holdings, or their respective successor or successors (i.e., no travel agent or other fee or commission based distributor may be used), nor may any such tickets be sold or transferred by Employee or any other person, nor may any such tickets be used by any person other than the person in whose name the ticket is issued.  Employee agrees that, after receipt of an invoice or other accounting statement therefor, he will promptly (and in any event within 45 days after receipt of such invoice or other accounting statement) reimburse Company, Holdings or, as appropriate, for all charges on his UATP card (or Similar Card) which are not for flights on the System and which are not otherwise reimbursable to Employee under the applicable policies of Company for reimbursement of business expenses of officers of Company, or which are for tickets in excess of the applicable Annual Travel Limit.  Employee agrees that the credit availability under Employee’s UATP card (or Similar Card) may be suspended if Employee does not timely reimburse Company or Holdings, as appropriate, as described in the foregoing sentence or if Employee exceeds the applicable Annual Travel Limit with respect to a year; provided, that, immediately upon Company’s or Holdings’, as appropriate, receipt of Employee’s reimbursement in full (or, in the case of exceeding the applicable Annual Travel Limit, beginning the next following year and after such reimbursement), the credit availability under Employee’s UATP card (or Similar Card) will be restored.

            The sole cost to Employee of flights on the System pursuant to use of Employee’s Flight Privileges will be the imputed income with respect to flights on the System charged on Employee’s UATP card (or Similar Card), calculated throughout the term of Employee’s Flight Privileges at the lowest published or unpublished fare (i.e., 21 day advance purchase coach fare, lowest negotiated consolidator net fare or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law, and reported to Employee as required by applicable law.  With respect to any period for which Company is obligated to provide the tax gross up described above, Employee will provide to Company, upon request, a calculation or other evidence of Employee’s marginal tax rate sufficient to permit Company to calculate accurately the amount to be paid to Employee.

            Employee will be issued a UATP card (or Similar Card) and an appropriate flight pass identification card, each valid at all times during the term of Employee’s Flight Privileges.

            Flight Privileges are intended to be used solely for personal reasons and may not be used for business purposes.  Accordingly, notwithstanding any provision herein to the contrary, credit availability on Employee’s UATP card (or any Similar Card) may be suspended, and Employee’s UATP card (or any Similar Card) may be revoked or cancelled, if Employee’s UATP card (or any Similar Card) is used for business purposes (other than as described above) and, after receiving written notice from the Company to cease such usage, Employee again uses his UATP card (or any Similar Card) for any business purpose (other than as described above). The parties hereto agree that the Company’s obligations regarding Flight Privileges extend to the System.

            4.5       Payment Obligations Absolute.    Except as otherwise provided in the Agreement, Company’s obligation to pay Employee the amounts and to make the arrangements provided in this Article IV shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against him or anyone else.  All amounts payable by Company shall be paid without notice or demand.  Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article IV, and, except as provided in paragraph 4.4 with respect to Continuation Coverage, the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, joint venturer, or otherwise) shall in no event effect any reduction of Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Article IV.

            4.6       Code Section 280G Provisions.  Notwithstanding any other provision of this Agreement, if by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) any payment or benefit received or to be received by Employee in connection with a Change in Control or the termination of Employee’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with Company or an Affiliate (as defined below) (collectively with the Contract Payments, “Total Payments”)) would not be deductible (in whole or part) by Company, an Affiliate or other person making such payment or providing such benefit, then the Contract Payments shall be reduced (to zero if necessary) until no portion of the Total Payments is not deductible by reason of Section 280G of the Code; provided, however, that no such reduction shall be made unless the net after-tax benefit to Employee shall, after such reduction, exceed the net after-tax benefit received by Employee if no such reduction had been made and provided that if any reduction is required, the Contract Payments (that constitute “parachute payments” within the meaning of Section 280G of the Code) with the latest payment date shall be reduced first.  The foregoing determination and all determinations under this Section 4.6 shall be made by the Accountants (as defined below).  For purposes of this section, "net after-tax benefit" shall mean (i) the Total Payments that would constitute "parachute payments" within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to such payments calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Employee (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.  For purposes of the foregoing determinations, (a) no portion of the Total Payments the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of payment of the Severance Payment shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of the Accountants does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof); (c) the Contract Payments shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the Accountants;  and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  For purposes of this Section 4.6, the term “Affiliate” means Company’s successors, any person whose actions result in a Change in Control or any corporation affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with Company within the meaning of Section 1504 of the Code and “Accountants” shall mean Company’s independent certified public accountants serving immediately prior to the Change in Control, unless the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, in which case Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder).  For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accountant's determinations must be made on the basis of  "substantial authority" (within the meaning of Section 6662 of the Code).  All fees and expenses of the Accountants shall be borne solely by Company.

            4.7       Code Section 409A Provisions.  Notwithstanding any other provision of this Agreement, the following provisions shall apply:

                        (i)         Employee shall be considered to have terminated employment with Company only when Employee incurs a “separation from service” with respect to the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder;

                        (ii)        to the extent that Employee is a specified employee, as defined in Treas. Reg. 1.409A-1(i), and any stock of Company or of any affiliate is publicly traded on an established securities market or otherwise, no payment or benefit that is subject to Section 409A of the Code shall be made under this Agreement on account of Employee’s separation from service with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code before the date that is the first day of the seventh month beginning after the date of Employee’s separation from service (or, if earlier, the date of death of Employee or any other date permitted under Section 409A of the Code).  The foregoing delay shall not apply to any payment or benefit hereunder (such as the Monthly Severance Amount) if, pursuant to Treas. Reg. 1.409A-1(b)(9)(iii), such payment or benefit to be received by Employee hereunder due to an involuntary separation from service does not exceed two times the lesser of the Employee’s annual salary or the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code in the year in which the Employee has a separation from service and that is paid no later than the last day of the second year following the year in which the separation from service occurs;

                        (iii)       to the extent that any reimbursement is received or to be received by Employee, such reimbursements shall be administered consistent with the following additional requirements as set forth in Treas. Reg. 1.409A-3(i)(1)(iv):  (1) Employee’s eligibility for benefits in one year will not affect Employee’s eligibility for benefits in any other year, (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred, and (3) Employee’s right to benefits is not subject to liquidation or exchange for another benefit; and

                        (iv)       to the extent that any payment or benefit to be received by Employee hereunder is to be offset hereunder (by way of example, pursuant to paragraph 4.1 whereby the Company may set off any amounts owed by Employee to Company against any obligation to pay the Monthly Severance Amount), such offset may occur only if it would not result in an impermissible acceleration or deferral under Section 409A of the Code.

ARTICLE V:  MISCELLANEOUS

            5.1       Notices.   For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:                   ExpressJet Airlines, Inc.
                                                700 N. Sam Houston Parkway West, Suite 200
                                                Houston, Texas  77067
                                                Attention:  Chief Financial Officer

If to Employee to:                  James E Nides
                                                19519 Texas Laurel Trail
                                                Kingwood, Texas 77346

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

            5.2       Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

            5.3       No Waiver.  No failure by either party hereto at any time to give notice to any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

            5.4       Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

            5.5       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

            5.6       Withholding of Taxes and Other Employee Deductions.  Company and its affiliates may withhold from any benefits and payment made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

            5.7       Headings; Affiliates.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.  Except as otherwise provided herein, for purposes of this Agreement, the term “affiliate,” as applied to an entity (the “First Entity”), means an entity who directly, or indirectly through one or more intermediaries, is controlled by, is controlling, or is under common control with the First Entity.

            5.8       Gender and Plurals.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

            5.9       Successors.  This Agreement shall be binding upon and inure to the benefit of Company and its successors, and in each case “successor” shall include, without limitation, any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise.  Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of any party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other parties.

            5.10     Effect of Termination.  Termination of the employment relationship under this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination.

            5.11     Entire Agreement.  Except as provided in (i) the benefits, plans, and programs referenced in paragraph 3.3 and any awards under Company’s or Holdings’ stock incentive plans, the Management Bonus Program or similar plans or programs adopted by Company or Holdings after the Effective Date and (ii) separate agreements governing Employee’s flight privileges relating to other airlines, this Agreement, as of the Effective Date, will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by Company.  Effective as of the Effective Date, the Existing Agreement is hereby terminated and without any further force or effect, and each Prior Agreement is modified and/or revoked as set forth herein.  Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

            5.12     Deemed Resignations.   Any termination of Employee’s employment shall constitute an automatic resignation of Employee as an officer of Company and each affiliate of Company, and an automatic resignation of Employee from the board of directors of Company and from the board of directors of any affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as Company’s or such affiliate’s designee or other representative.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 10th day of April, 2008, to be effective as of the Effective Date.

ExpressJet Holdings, Inc.
By: /s/ James B. Ream
James B. Ream President and Chief Executive Officer

“Employee”
By:/s/ James E. Nides
James E. Nides